Exhibit 5

June 15, 2022

UFP Technologies, Inc.

100 Hale Street

Newburyport, Massachusetts 01950

RE:	Registration of 100,000 additional shares of Common Stock of UFP Technologies, Inc. on SEC Form S-8 Registration Statement

Ladies and Gentlemen:

As counsel for UFP Technologies, Inc. (the “Company”), this opinion is furnished in connection with the registration by the Company, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 100,000 additional shares of the Company’s Common Stock, $.01 par value per share (the “Shares”), to be issued pursuant to the Company’s 2009 Non-Employee Director Stock Incentive Plan, as amended (the “Plan”).

We have examined the Restated Certificate of Incorporation of the Company, the By-laws and minute books of the Company, the Plan, and the pertinent statutes of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Lynch Fink Harrington & Gray LLP

LYNCH FINK HARRINGTON & GRAY LLP